EXECUTION COPY

NOTE RESTRUCTURING AGREEMENT

by and among

BMB MUNAI, INC.

as Issuer

and

THE NOTEHOLDERS

Dated as of March 4, 2011

SECTION 1. DEFINITIONS	2
1.1 Defined Terms	2
1.2 Other Definitional Provisions.	4

SECTION 2. CLOSING CONDITIONS	5
2.1 Conditions Precedent	5
2.2 Exchange of Certificates Representing Notes	6

SECTION 3. COVENANTS OF ISSUER	7
3.1 Consent to Note Restructuring	7
3.2 Securities Law Matters	7
3.3 Undertakings Relating to Approval of the Conversion Price Reduction.	7
3.4 Undertakings Relating to the PIP Transaction.	8
3.5 Reasonable Best Efforts	8

SECTION 4. REPRESENTATIONS AND WARRANTIES	9
4.1 Representation and Warranties of the Issuer	9
4.2 Representation and Warranties of Noteholders	11

SECTION 5. TERMINATION OF THIS AGREEMENT	12

SECTION 6. MISCELLANEOUS PROVISIONS	12
6.1 Survival of Obligations	12
6.2 Payment of Fees, Costs and Expenses	12
6.3 Entire Agreement	12
6.4 Severability; Specific Enforcement	13
6.5 Amendments	13
6.6 Counterparts; Facsimile	13
6.7 Descriptive Headings	13
6.8 Governing Law	13
6.9 Jurisdiction	13
6.10 Waivers of Jury Trial	14
6.11 Further Assurances	14
6.12 Acknowledgements	14
6.13 Assignment.	14
6.14 Waivers	14
6.15 Notices	15
6.16 Effectiveness of Indenture	15
6.17 Noteholders Consent; Waiver of Certain Defaults Under the Indenture.	15
6.18 Issuance of Additional Notes Pursuant to the PIP Agreement	16

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TABLE OF CONTENTS
EXHIBITS
Exhibit A-1	Form of Supplemental Indenture No. 6
Exhibit A-2	Form of Contemplated Supplemental Indenture
Exhibit B	Form of Investors Rights Agreement
Exhibit C	Form of Consent Letter
Exhibit D	Form of Legal Opinion of Holland & Hart
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Shareholder Undertaking

ANNEXES
Annex I	Undertaking of Boris Cherdabayev (Chairman of the Board)
Annex II	Undertaking of Jason Kerr (Director)
Annex III	Undertaking of Leonard Stillman (Director)
Annex IV	Undertaking of Valery Tolkachev (Director)
Annex V	Undertaking of Daymon Smith (Director)
Annex VI	Undertaking of Troy Nilson (Director)
Annex VII	Undertaking of Askar Tashtitov (President)
Annex VIII	Undertaking of Gamal Kulumbetov (Chief Executive Officer)
Annex IX	Undertaking of Anuarbek Baimoldin (Chief Operating Officer)
Annex X	Undertaking of Evgeny Ler (Chief Financial Officer)
Annex XI	Undertaking of Toleush Tomakov (Vice President of Production)

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This NOTE RESTRUCTURING AGREEMENT, dated as of March 4, 2011 (this “Agreement”), is entered into by and among BMB Munai, Inc., a corporation duly organized and existing under the laws of the State of Nevada (the “Issuer”), and each of the Noteholders party hereto.  Capitalized terms used herein shall have the meanings set forth in Section 1 hereof.

W I T N E S S E T H:

WHEREAS, the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”), are parties to an Indenture, dated as of September 19, 2007 (as amended, modified or supplemented and in effect from time to time, the “Indenture”), which initially provided for the issuance by the Issuer of U.S. $60,000,000 aggregate principal amount of 5.0% Convertible Senior Notes due 2012 (the “Notes”);

WHEREAS, the Noteholders consented to, and the Issuer and the Trustee agreed to and entered into, a supplemental indenture dated as of June 1, 2010, a supplemental indenture dated as of September 10, 2010, a supplemental indenture dated as of December 22, 2010, a supplemental indenture dated as of January 26, 2011, and a supplemental indenture dated as of February 23, 2011, in each case to provide for, inter alia, an additional option for the Holders to require the Issuer to redeem the Notes, and in the case of the supplemental indenture dated as of December 22, 2010, an increase in the coupon rate to 9.0%, in exchange for each Holder’s agreement not to exercise an earlier put option granted to the Noteholders in the Indenture;

WHEREAS, contemporaneously with the execution of this Agreement, the Issuer and the Trustee, are entering into a sixth supplemental Indenture in the form attached hereto as Exhibit A-1 (“Supplemental Indenture No. 6”), providing for, inter alia, the amendment of the terms of the Notes, including an increase in the outstanding principal amount of the Notes to an aggregate principal amount of U.S. $61,400,000, an increase in the coupon rate to 10.75% and the extension of the Maturity Date to July 13, 2013, which Supplemental Indenture No. 6 shall become effective upon its execution on the date hereof, in accordance with the terms thereof;

WHEREAS, upon the effectiveness of Supplemental Indenture No. 6, the Notes shall be subject to the amended terms set forth in the Supplemental Indenture No. 6, and promptly thereafter the Issuer or the Trustee will issue new certificates representing the Notes in exchange for the certificates representing the Notes then held by the Noteholders;

WHEREAS, in connection with this Agreement, the Issuer is delivering an undertaking from each of its directors and executive officers pursuant to which each such director and executive officer has agreed to vote the shares of the Issuer held by such director or executive officer in favor of any shareholder resolution required to consummate the Conversion Price Reduction as contemplated by Section 3.3 hereof, and copies of such undertakings have been attached hereto as Annexes I – XI;

WHEREAS, the Issuer has previously entered into that certain PIP Agreement (defined below), pursuant to which the Issuer has agreed to sell all of its interest in Emir Oil; and

WHEREAS, this Agreement has been negotiated among the Parties hereto in good faith and at arm’s length and, as executed, reflects the conclusions of the Parties that this Agreement, and the transactions contemplated by this Agreement, are fair, equitable, and in the best interests of the Parties hereto,

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in the Indenture.  In addition, as used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Closing Date” means the date of this Agreement as set forth in the preamble contained in the first paragraph hereof, or such other time and date as the Parties shall mutually agree in a writing signed by each Party.

“Common Stock” means the common stock of the Issuer, par value $0.001 per share.

“Contemplated Supplemental Indenture” means a supplemental indenture to the Indenture substantially in the form attached hereto as Exhibit A-2, for the purpose of implementing the Conversion Price Reduction.

“Controlling Shareholders” means Boris Cherdabayev and Toleush Tolmakov.

“Conversion Price Reduction” means the reduction in the Conversion Price to U.S. $2.00 per share, subject to adjustment in the event that the Issuer issues new shares, rights or other equity or equity related securities at or equivalent to a price per share below U.S. $2.00, to be implemented through Contemplated Supplemental Indenture, together with the amendments to the other adjustment provisions of the Indenture to reflect such reduction in the Conversion Price and the reduction of the Minimum Conversion Price to U.S. $1.00.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Covered Affiliate” means Boris Cherdabayev (Chairman of the Board), Jason Kerr (Director), Leonard Stillman (Director), Valery Tolkachev (Director), Daymon Smith (Director), Troy Nilson (Director), Askar Tashtitov (President), Gamal Kulumbetov (CEO), Anuarbek Baimoldin (COO), Evgeny Ler (CFO), and Toleush Tomakov (Vice President for Production).

“Emir Oil” means Emir-Oil, LLC, a wholly-owned subsidiary of the Issuer, organized under the laws of the Republic of Kazakhstan.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investors Rights Agreement” has the meaning set forth in Section 2.1(c) hereof.

“Issuer” has the meaning set forth in the preamble of this Agreement.

“Kazakhstan Ministry” means Ministry of Oil & Gas of the Republic of Kazakhstan.

“Material Contract” means all contracts, agreements, commitments, understandings or instruments between the Issuer or Emir Oil and any Governmental Authority of the United States or the Republic of Kazakhstan, and all contracts, agreements, commitments, understandings, or instruments required to be filed by the Issuer with the SEC as an exhibit to an Annual Report on Form 10-K.

“Noteholder” and (in relation to a Note) “Holder” has the meaning set forth in the Indenture.

“Organizational Documents” means the articles of incorporation, bylaws, limited liability company agreement, limited partnership agreement or similar organizational and governing documents of an entity.

“Parties” means the parties to this Agreement as identified in the preamble to this Agreement and signatory pages hereto.

“Permitted Amendment” means any amendment, supplement or other modification to the PIP Agreement, a copy of which has been provided to each Noteholder (or made available through an electronic filing with the SEC), that either (i) has been consented to in writing by all of the Noteholders or (ii) does not (A) extend, or have the effect of extending, the Extended End Date (as defined in the PIP Agreement); or (B) adversely affect the obligation or ability of the Issuer to redeem the Notes upon the consummation of the PIP Transaction, as contemplated by Section 6.1 of this Agreement and Section 10.2 of the Indenture.

“PIP Agreement” means that certain Participation Interest Purchase Agreement, dated February 14, 2011, by and among Palaeontol V.B., the Issuer and MIE Holdings Corporation, a copy of which has been provided to the Investors (or made available through an electronic filing with the SEC), which copy omits the Company Disclosure Schedule (as defined therein) and all other schedules, exhibits and annexes thereto which the Issuer has determined are not material to the interests of the Investors under the Indenture, the Notes or this Agreement, together with any Permitted Amendments.

“PIP Period” means the period beginning on the date hereof and ending on the earlier to occur of (i) the date the PIP Transaction is Terminated and (ii) the date that all of the Notes are redeemed in accordance with Section 10.2 of the Indenture.

“PIP Transaction” means the transactions contemplated by the PIP Agreement.

“Proxy Materials” has the meaning set forth in Section 3.3(a) hereof.

“Required Holders” means the Holders of at least eighty-five percent (85%) of the aggregate principal amount of the Outstanding Notes.

“Requirements of Laws” means any United States federal, state and local law, any laws of the Republic of Kazakhstan or any political subdivision thereof, and any other laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law applicable to the Issuer.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means the following reports filed by the Issuer with the SEC pursuant to the Exchange Act: the Annual Report on Form 10-K filed on June 24, 2010, the Quarterly Reports on Form 10-Q filed on November 15, 2010 and February 22, 2011 and the Current Reports on Form 8-K filed on December 23, 2010, January 28, 2011 and February 18, 2011.

“Shareholder Meeting” means the annual or special meeting of the Shareholders to be called for the purpose of seeking the approval by the Shareholders of the (a) PIP Transaction and (b) proposal to amend the terms of the Indenture relating to the conversion of the Notes, as contemplated by Section 3.3 hereof.

“Shareholders Undertakings” has the meaning set forth in Section 3.3(a) hereof.

“Supplemental Indenture No. 6” has the meaning set forth in the recitals to this Agreement.

“Terminate” or “Terminated” or “Termination” means, with respect to the PIP Transaction and the PIP Agreement, that the PIP Agreement has been terminated, has expired by its terms or has been abandoned by the parties thereto prior to the PIP Transaction having been consummated.

“Transaction Documents” means this Agreement, the Indenture (including Supplemental Indenture Nos. 1-6), the Investors Rights Agreement and all other documents executed and delivered in connection herewith or therewith, including, without limitation, all schedules, annexes, exhibits, amendments, modifications and supplements thereto.

“Trustee” has the meaning set forth in the recitals to this Agreement.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Exhibits, Annexes and Schedules mean the Articles and Sections of, and the Exhibits, Annexes and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(e) The Schedules, Annexes and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(f) Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

(g) This Agreement and the Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

SECTION 2. CLOSING CONDITIONS

2.1 Conditions Precedent.  The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) the execution and delivery of this Agreement by each of the Parties;

(b) the Issuer shall have paid an aggregate of $1,000,000 to the Noteholders, and each Noteholder shall have received its pro rata share thereof in accordance with the aggregate outstanding balances of the Noteholders’ respective Notes;

(c) each of the Holders shall have delivered (or caused to be delivered) to the Issuer each of the following documents:

(i) a copy of the Investors Rights Agreement in the form attached hereto as Exhibit B (the “Investors Rights Agreement”) executed by such Holder; and

(ii) a consent letter addressed to the Trustee in the form attached hereto as Exhibit C executed by such Holder.

(d) the Issuer shall have delivered (or caused to be delivered) to the Noteholders each of the following documents:

(i) the Supplemental Indenture No. 6, duly executed by the Issuer and the Trustee;

(ii) a copy of the Investors Rights Agreement, duly executed by the Issuer, an executed copy of which shall also be provided by the Issuer to the Trustee;

(iii) a certificate of the Secretary or any Assistant Secretary of the Issuer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Noteholders, as to (A) the resolutions of the Board of Directors of the Issuer authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (B) incumbency and signatures of the officers of the Issuer executing this Agreement and any Transaction Documents;

(iv) an Officer’s Certificate (or its equivalent) of the Issuer dated as of the Closing Date, certifying (A) that the representations and warranties of the Issuer contained in this Agreement are true and correct in all material respects as of the Closing Date, (B) the number of Shares or other equity interests held by Boris Cherdabayev and Toleush Tolmakov in the Issuer, and (C) that, except as disclosed in the SEC Reports, there is no litigation, legal proceeding or dispute, threatened or commenced, against the Issuer, other than those that would not reasonably be expected to adversely affect the business or operations of the Issuer in any material respect and those disputes in the ordinary course of business and for which adequate reserves are being maintained;

(v) a legal opinion of Holland and Hart LLP in the form attached hereto as Exhibit D; and

(vi) the executed undertakings of each of the Issuer’s executive officers and directors, pursuant to which each such director and executive officer has agreed to vote the shares of the Issuer held by such director or executive officer in favor of any Shareholder resolution to approve the amendment of the terms of the Indenture as required to consummate the Conversion Price Reduction as contemplated by Section 3.3 hereof, as set forth in Annexes I – XI hereof.

(e) no order issued by a court of competent jurisdiction or by a Governmental Authority, nor any Requirement of Law or other legal restraint or prohibition, shall be in effect that would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

(f) the Issuer shall have paid all fees, costs and expenses of the Trustee and each Noteholder incurred in connection with the negotiation, execution and delivery of, and closing of the transactions contemplated by, this Agreement and the other Transaction Documents (including, without limitation, reasonable legal and financial advisory fees).

2.2 Exchange of Certificates Representing Notes.

(a) Promptly after the effectiveness of this Agreement and the effectiveness of the amendments to the Indenture contemplated by Section 3.3 hereof, the Issuer shall issue and shall instruct the Trustee to authenticate new certificates representing the Notes reflecting the changed terms set forth in the Supplemental Indenture No. 6 and/or the supplemental indentures implementing such amendments, in exchange for the certificates representing the Notes then held by the Noteholders, in accordance with Section 7.3 of the Indenture.

(b) In order to facilitate the exchange of the Notes, each Noteholder agrees that it will not sell or dispose of any Notes held by it prior to the date that is five (5) Business Days after the Restatement Date.

SECTION 3. COVENANTS OF ISSUER

3.1 Consent to Note Restructuring.  The Issuer hereby consents to and waives any and all rights of first refusal, preemptive rights or other similar rights that the Issuer may have in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including, without limitation, the transactions set forth in Section 3.3 hereof.

3.2 Securities Law Matters.  The Issuer shall do such further acts and make such other filings as may be required pursuant to applicable securities law, including, without limitation, filing with the SEC a Notice of Exempt Offering of Securities on Form D pursuant to Rule 503 of Regulation D promulgated under the Securities Act, other than those acts or filings required solely as a result of the particular circumstances of an individual Noteholder.

3.3 Undertakings Relating to Approval of the Conversion Price Reduction.

(a) As promptly as practicable on or after the date of this Agreement, the Issuer shall or shall cause each of the following to occur:

(i) obtain the undertaking by each of its Controlling Shareholders, in each case in writing in the form attached hereto as Exhibit F, that such Controlling Shareholder will vote to approve the amendments to the Indenture contemplated by the Contemplated Supplemental Indenture (the “Shareholder Undertaking”); and

(ii) (A) prepare and file with the SEC the proxy statement and all other proxy solicitation materials (the “Proxy Materials”) for the Shareholder Meeting, for the purpose of obtaining the Shareholders’ approval of the PIP Transaction and the Conversion Price Reduction, (B) respond to any comment from the SEC and (C) thereafter, mail the Proxy Materials to its Shareholders and convene the Shareholder Meeting, in each case as contemplated under Sections 8.14 and 8.15 of the PIP Agreement; provided, that the Issuer shall not file or mail the Proxy Materials without first obtaining the Shareholder Undertaking.

(b) Promptly following the date on which the Issuer obtains the Kazakhstan Ministry’s approval for the PIP Transaction or, if earlier, within thirty (30) days following the date on which the PIP Transaction is Terminated, the Issuer shall seek and obtain clarification from the Kazakhstan Ministry in regard to the approval requirements for the Conversion Price Reduction; provided, that the Issuer may delay seeking and obtaining any such clarification from the Kazakhstan Ministry to the extent the Issuer believes in good faith that it would adversely affect the approval granted for the PIP Transaction.  If it is confirmed that the approval of the Kazakhstan Ministry is not required to implement the Conversion Price Reduction, promptly following (and in any event within two (2) Business Days after) the later to occur of (i) the date that confirmation is provided by the Kazakhstan Ministry that no such approval is required and (ii) the approval of the Conversion Price Reduction at the Shareholder Meeting, the Issuer shall, and shall cause the Trustee to, execute and deliver the Contemplated Supplemental Indenture and effect the Conversion Price Reduction.  If the Kazakhstan Ministry confirms that its approval is required for the Conversion Price Reduction, or if the Issuer has not received confirmation from the Kazakhstan Ministry whether such approval is required within 30 days of the date such confirmation was first sought, the Issuer shall promptly thereafter seek to obtain such approval.

3.4 Undertakings Relating to the PIP Transaction.

(a) In the event the PIP Transaction is Terminated or the PIP Agreement is amended, supplemented or otherwise modified, the Issuer shall provide (or make available through an electronic filing with the SEC), or shall cause to be provided, to the Noteholders (i) prompt written notice of any such Termination or any such amendment, supplement or modification and (ii) a copy of any such amendment, supplement or modification of the PIP Agreement promptly following the execution thereof.

(b) In the event the PIP Transaction is Terminated, the Issuer shall or shall cause each of the following to occur:

(i) provide certified copies of the Organizational Documents of Emir Oil reflecting an organizational structure that permits Emir Oil to comply with the obligations pursuant to Section 5.2 of the Investors Rights Agreement;

(ii) provide evidence that the insurance coverage required by Sections 5.1 and 5.2 of the Investors Rights Agreement has been obtained and is in effect;

(iii) cause the voting agreement, in the form attached hereto as Exhibit E to be duly approved and adopted by the  Issuer in accordance with the terms thereof; and

(iv) appoint to its board of directors and cause Emir Oil to appoint to its board of directors (or equivalent body) a nominee or non-voting observer of the Noteholders, in accordance with Article 5 of the Investors Rights Agreement.

3.5 Reasonable Best Efforts.  The Issuer agrees to use its reasonable best efforts to obtain the approvals and consents contemplated by, and deliver the documents required to be delivered under, this Section 3 as promptly as practicable after the date hereof, after the Termination of the PIP Transaction or after the date on which the Issuer is required to obtain any such approvals and consents in accordance with this Section 3, as applicable, subject to any applicable time frames set forth in the Indenture or the Investor Rights Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1 Representation and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Trustee and each of the Noteholders (it being understood that each other party is relying on these representations and warranties in entering into this Agreement and the other Transaction Documents) that as of the date hereof:

(a) Organization; Power; Valid and Binding Obligation.  Issuer (i) is duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) has full power and authority to execute and deliver this Agreement, the Supplemental Indenture No. 6 and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and, upon execution and delivery, the Supplemental Indenture No. 6 and all other agreements contemplated hereby to which the Issuer is a party will constitute the valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms.  The execution, delivery and performance by the Issuer of this Agreement, the Supplemental Indenture No. 6 and all other agreements contemplated hereby have been duly authorized and approved by the Issuer’s Board of Directors.

(b) No Conflicts; Consents.  Neither the execution and delivery by the Issuer of this Agreement, the Supplemental Indenture No. 6 or any other agreement contemplated hereby or the consummation by the Issuer of any of the transactions contemplated hereby or thereby nor compliance by the Issuer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute (after notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any lien or encumbrance upon any of the assets or properties of the Issuer or Emir Oil under, (A) the Organizational Documents of the Issuer or Emir Oil, (B) any material note, instrument, contract, agreement, benefit plan or policy, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which the Issuer or Emir Oil is a party or any of the respective assets or properties of the Issuer or Emir Oil is subject or by which the Issuer is bound, (C) any material Court Order to which the Issuer or Emir Oil is a party or any of the respective assets or properties of the Issuer or Emir Oil is subject or by which the Issuer or Emir Oil is bound, or (D) any Requirements of Laws applicable to the Issuer or Emir Oil or any of their respective assets or properties; or

(ii) require the approval, consent, authorization or act of, or the making by the Issuer or Emir Oil of any declaration, filing or registration with, any Person, other than those that have been or will be obtained or made prior to the Closing Date, or as otherwise provided in Section 3.3 of this Agreement or Sections 9.42 and 9.43 of the Indenture.

(c) Subsidiaries; Capital Structure.  The Issuer has no Subsidiaries other than Emir Oil.  All of the issued and outstanding shares of Common Stock of Emir Oil are owned of record and beneficially by the Issuer, free and clear of any Security Interest.  Except as contemplated by this Agreement or any other Transaction Document, there are (x) no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, restricted stock units, convertible securities or other agreements or commitments of any character relating to the issued or unissued Common Stock or other securities of Emir Oil obligating Emir Oil to issue any securities of any kind or (y) no stock appreciation rights, phantom stock or similar rights in existence with respect to Emir Oil.

(d) Financial Statements.  The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC promulgated thereunder as in effect at the time of filing. Such financial statements (i) have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present in all material respects the financial position of the Issuer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(e) Exchange Act Reports.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Absence of Undisclosed Liabilities.  There are no material liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of the Issuer or Emir Oil, except for liabilities and obligations which are reflected on or reserved against in the balance sheet included in the Issuer’s SEC Reports, or otherwise disclosed therein, or those obligations existing under this Agreement, or other liabilities incurred by the Issuer or Emir Oil in the ordinary course of business consistent with past practice from and after the date of SEC Reports.

(g) OFAC.  To the knowledge of the Issuer, neither the Issuer, Emir Oil nor any of the Covered Affiliates (i) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control or has entered into any transaction that would violate any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) is in violation of Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) is in violation of the anti-money laundering provisions of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., and any other laws relating to terrorism or money laundering.

(h) Litigation.  Except as disclosed in the SEC Reports, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental or other investigations before any commission or other administrative authority, pending or threatened in writing, (i) against the Issuer or Emir Oil, (ii) with respect to or affecting the Issuer’s or Emir Oil’s operations, business or financial condition, or (iii) related to the consummation of the transactions contemplated hereby other than, in each case, those that would not reasonably be expected to materially and adversely affect the business or operations of the Issuer or Emir Oil, or their ability to perform their obligations under this Agreement or any other agreement contemplated hereby to which it is a party.  Neither the Issuer nor Emir Oil is a party to or subject to, bound by or in default under any Court Order, other than those that would not reasonably be expected to materially affect the business or operations of the Issuer or Emir Oil, or its ability to perform its obligations under this Agreement or any other agreement contemplated hereby to which it is a party.

(i) Contracts.  All Material Contracts to which the Issuer is a party or is bound are in full force and binding upon the parties thereto.  To the knowledge of the Issuer (i) no default or breach by the Issuer has occurred thereunder other than such breaches or defaults which will be cured or waived in connection with the consummation of the transactions contemplated hereby, (ii) the Issuer has performed all of its obligations thereunder on a timely basis (other than such failures to perform which have been or will be cured or waived as provided above), (iii) no default or breach by the other contracting parties has occurred thereunder and (iv) no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default or breach by the Issuer thereunder, other than such defaults or breaches which are being so cured or waived.

(j) No Finder.  Except for such financial advisory fees payable by the Issuer which have been previously disclosed to the Noteholders, neither the Issuer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.2 Representation and Warranties of Noteholders.  Each of the Noteholders, severally and not jointly, represents and warrants to the Issuer that as of the date hereof:

(a) it (i) is duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and all other agreements contemplated hereby to which it is a party constitute the valid and legally binding obligations of such Party, enforceable in accordance with their respective terms.  Neither the execution, delivery and performance of this Agreement or any other agreements contemplated hereby or the consummation by such Party of any of the transactions contemplated hereby or thereby nor compliance by such Party with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (after notice or lapse of time or both) a default, an event of default or an event creating rights of acceleration, termination or cancellation under such Party’s certificate of incorporation, bylaws, operating agreement, partnership agreement or other governing documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award applicable to such Person.

(b) it is an “accredited investor”, as defined in Section 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act.

(c) Each Noteholder acknowledges that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

(d) the Issuer has made available to it the opportunity to ask questions of, and receive answers from management of the Issuer, concerning the Issuer and the activities of the Issuer, and otherwise to obtain any additional information, to the extent that the Issuer possesses such information or could acquire it without unreasonable effort or expense.

(e) it has relied solely upon the advice of its own financial and tax advisors, counsel and accountants as to the legal, tax, economic, and related matters in accepting the Notes and the suitability of the Notes.

SECTION 5. TERMINATION OF THIS AGREEMENT

This Agreement may be terminated at any time by the agreement, in writing, of the Issuer and the Required Holders.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 6.2 hereof shall survive any termination of this Agreement.

SECTION 6. MISCELLANEOUS PROVISIONS

6.1 Survival of Obligations.  All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement, and shall not be superseded by Supplemental Indenture No. 6 or any other Transaction Document.

6.2 Payment of Fees, Costs and Expenses.  Following the Closing Date, the Issuer shall, promptly upon request, pay the reasonable fees and expenses of counsel for the Trustee and the Noteholders incurred in connection with the transactions contemplated hereby.  In addition, the Issuer shall reimburse the Trustee and each Noteholder for reasonable legal expenses incurred in connection with any amendment, or waiver or consent (whether or not the same becomes effective) under or in respect, of this Agreement or any other Transaction Document.  For the avoidance of doubt, the Issuer’s obligations under this Section 6.2 are in addition to, and not in lieu of, their obligations to pay expenses of the Trustee and the Noteholders under the Indenture (including payment of all reasonable and documented fees, costs and expenses incurred by the Trustee or the Noteholders in connection with the transactions contemplated by the Transaction Documents).

6.3 Entire Agreement.  This Agreement and the other Transaction Documents (including all Schedules, Annexes and Exhibits attached hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  There are no representations, warranties, understandings or agreements among the Parties other than as set forth herein and therein.

6.4 Severability; Specific Enforcement.  If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable or otherwise illegal, the remainder of the Agreement and the application of such provision to other circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties may be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

6.5 Amendments.  No amendment, supplement or modification of this Agreement shall be enforceable against any Party unless such Party has consented thereto in writing.

6.6 Counterparts; Facsimile.  This Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.  Exchange and delivery of this Agreement by facsimile or electronic transmission shall constitute a valid and binding execution and delivery of this Agreement by such Party.

6.7 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.8 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.

6.9 Jurisdiction.  Each Party agrees that any suit, action or proceeding against such Party brought by any other Party arising out of or based upon this Agreement may be instituted in any state or Federal court in the Borough of Manhattan, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Agreement, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  Each Party agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such Party and may be enforced in any court to the jurisdiction of which such Party is subject by a suit upon such judgment.  Notwithstanding the foregoing, any action involving any Party arising out of or based upon this Agreement may be instituted by any other Party in any other court of competent jurisdiction.

6.10 Waivers of Jury Trial.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.11 Further Assurances.  The Parties agree to reasonably cooperate with one another and will execute and deliver all such documents, agreements and instruments and do all such other reasonable acts and things as may be necessary and appropriate to carry out the provisions of this Agreement and to consummate the transactions contemplated under any Transaction Document, as promptly as practicable.

6.12 Acknowledgements.  Each of the Parties hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) none of the Trustee or the Noteholders has any fiduciary relationship with or duty to the Issuer arising out of or in connection with this Agreement, and the relationship between the Issuer, on the one hand, and the Trustee and the Noteholders, on the other hand, in connection herewith is, as of the execution hereof, solely that of debtor and creditor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby.

6.13 Assignment.

(a) The rights and obligations of the Parties under this Agreement shall not be assignable without the written consent of all of the other Parties hereto.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 6.13 any right, remedy or claim under or by reason of this Agreement.

6.14 Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended by an authorized representative of each of the Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

6.15 Notices.  Any notice or communication to the Issuer, Emir Oil or the Noteholders is duly given if in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission to the address or facsimile number indicated on the signature page attached hereto.  Any Party by notice to the other Parties may designate additional or different addresses for subsequent notices or communications.  If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; four calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed.

6.16 Effectiveness of Indenture.  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that until the Closing Date nothing in this Agreement shall be deemed to prejudice any right or rights that the Trustee or the Noteholders may now or in the future have under or in connection with the Indenture or any other document, instrument or agreement entered into in connection therewith, and the terms and provisions of the Indenture shall remain in full force and effect.

6.17 Noteholders Consent; Waiver of Certain Defaults Under the Indenture.

(a) By executing this Agreement, each of the Noteholders hereby consents to (i) the Issuer’s entering into, and performance of its obligations under, the PIP Agreement, and (ii) the consummation of the PIP Transaction.

(b) During the PIP Period, each of the Noteholders hereby waives, on the terms set forth herein, any Default by the Issuer that may be deemed to arise under the following sections of the Indenture:  9.11 (with respect to any failure to deliver the Officer’s Certificate other than an Officer’s Certificate requested by the Trustee), 9.12 (with respect to any failure to deliver the Officer’s Certificate other than an Officer’s Certificate requested by the Trustee), 9.21 (other than with respect to (x) the Registrar’s obligation to maintain the Register outside the United Kingdom or (y) any failure by an Agent appointed by the Issuer after the Restatement Date to observe and comply with its obligations under the Indenture), and 9.24 (with respect to any failure to deliver a list of the Authorized Signatories, together with certified specimen signatures of the same, other than as requested by the Trustee). The Issuer acknowledges and agrees that the waiver provided hereby is limited to the express waiver set forth in the foregoing sentence, and other than such express waiver, nothing herein shall constitute a waiver of any other Default under the Indenture.  None of the foregoing waivers shall be interpreted to waive compliance by the Trustee or any Agent with any of their respective obligations under the Indenture.

(c) Neither the PIP Transaction nor any provision included in the PIP Agreement (including, for the avoidance of doubt, any provisions thereof not provided to the Noteholders) shall constitute an amendment, waiver or modification of any provision in the Indenture, the Notes or this Agreement.  The Issuer further acknowledges and agrees that consent by the Noteholders to any Permitted Amendment shall not be deemed to constitute an amendment, modification or waiver of or with respect to any provision or term of the Indenture, the Notes, or this Agreement.

(d) Upon the execution and delivery of this Agreement, the Waiver dated February 13, 2011 granted by Noteholder in connection with the PIP Transaction shall expire and terminate.

(e) The Issuer and each of the Noteholders acknowledge that, from and after the Restatement Date, the only rights, duties and obligations of the Parties under the Indenture shall be as set forth in the Indenture, as amended and restated pursuant to Supplemental Indenture No. 6, and the Parties shall have no further rights, duties and obligations regarding any other terms or provisions that may have existed under the Indenture prior to the Restatement Date.

6.18 Issuance of Additional Notes Pursuant to the PIP Agreement.  In the event that the Issuer determines to seek the financing contemplated by Section 8.22 of the PIP Agreement, prior to sending a Purchase Notice (as such term is defined in the PIP Agreement) to MIE Holdings Corporation or purchasing any Purchase Notes (as such term is defined in the PIP Agreement) under the PIP Agreement, the Issuer agrees to offer to the Noteholders, to the extent practicable, the right to provide such additional financing on the terms described in Section 8.22 of the PIP Agreement, on a pro rata basis, with any participating Noteholders being entitled to take up any additional amounts resulting from non-participating Noteholders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BMB MUNAI, INC., as Issuer
By: /s/ Askar Tashititov
Name: Askar Tashtitov
Title: President
Address: 202, Dostyk Avenue, 4th Fl Business Centre “Forum” 050051 Almaty Kazakhstan Attention: Askar Tashtitov 324 South 400 West, Suite 255 Salt Lake City, Utah 84101 Attention: Adam Cook
Facsimile No.: 801-355-2990

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Black River Asset Management LLC, on behalf of certain funds managed by it, as a Noteholder
By: /s/ Akshay Kaura
Name: Akshay Kaura
Title: Authorized Signatory

Aggregate principal amount of Notes held: $17,000,000
Address: c/o Black River Asset Management LLC Attn: Vicki Beeth 12700 Whitewater Drive Minnetonka, MN 55343
Facsimile No.: 952-404-6029

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CQS Convertible and Quantitative Strategies Master Fund Limited, as a Noteholder
By: /s/ Michael Pownall
Name: Michael Pownall
Title: Authorised Signatory

Aggregate principal amount of Notes held: USD$5,000,000
Address: CQS Convertible and Quantitative Strategies Master Fund Limited c/o CQS (UK) LLP 5th Floor 33 Chester Street London SW1X 7BL
Attention: Legal Department Facsimile No.:______________________________

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GLG Market Neutral Fund, as a Noteholder
By: /s/ Victoria Parry
Name: Victoria Parry
Title: Senior Legal Counsel GLG Partners LP

By: /s/ Clare Betteridge
Name: Clare Betteridge
Title: Legal Counsel GLG Partners LP

Aggregate principal amount of Notes held: $10,000,000
Address: GLG Partners LP One Curzon Street London W1J 5HB Attention: Clare Betteridge
Facsimile No.: +44 20 3205 1327

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Linden Capital LP, as a Noteholder
By: /s/ Craig Jarvis
Name: Craig Jarvis
Title: Authorized Signatory

Aggregate principal amount of Notes held: $3,000,000
Address: c/o Linden Advisors 590 Madison Ave, 15th Floor New York, NY 10022 Attention: Chief Financial Officer
Facsimile No.: 646-840-3625

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Outrider Management, LLC, on behalf of certain funds managed by it, as a Noteholder
By: /s/ Stephen Hope
Name: Stephen Hope
Title: Managing Member

Aggregate principal amount of Notes held: $11,800,000
Address: Outrider Management LLC 1001 Bayhill Drive, Suite 125 San Bruno, CA 94066 Attention: Stephen Hope
Facsimile No.: (650) 238-5811

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SW Asset Management, on behalf of SWGCO Master Fund Ltd., as a Noteholder
By: /s/ David C. Hinman
Name: David C. Hinman
Title: Managing Principal

Aggregate principal amount of Notes held: $200,000
Address: SW Asset Management LLC 23 Corporate Plaza Drive, Suite 130 Newport Beach, CA 92660 Attention: Bob Venable
Facsimile No.: 949-706-9301

Signature Page to
Note Restructuring Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

UniCredit Bank AG, as a Noteholder
By: /s/
Name:
Title:

By: /s/ Mark Oesterwinte
Name: Mark Oesterwinte
Title:

Aggregate principal amount of Notes held: $13,000,000
Address: UniCredit Bank AG Kardinal-Faulhaber-Strasse 1 80333 Munich, Germany Attention: Carsten Richter
Facsimile No.:______________________________

NYC 719564.11

Signature Page to
Note Restructuring Agreement

EXHIBITS
Exhibit A-1	Form of Supplemental Indenture No. 6
Exhibit A-2	Form of Contemplated Supplemental Indenture
Exhibit B	Form of Investors Rights Agreement
Exhibit C	Form of Consent Letter
Exhibit D	Form of Legal Opinion of Holland & Hart
Exhibit E	Form of Voting Agreement
Exhibit F	Form of Shareholder Undertaking

ANNEXES
Annex I	Undertaking of Boris Cherdabayev (Chairman of the Board)
Annex II	Undertaking of Jason Kerr (Director)
Annex III	Undertaking of Leonard Stillman (Director)
Annex IV	Undertaking of Valery Tolkachev (Director)
Annex V	Undertaking of Daymon Smith (Director)
Annex VI	Undertaking of Troy Nilson (Director)
Annex VII	Undertaking of Askar Tashtitov (President)
Annex VIII	Undertaking of Gamal Kulumbetov (Chief Executive Officer)
Annex IX	Undertaking of Anuarbek Baimoldin (Chief Operating Officer)
Annex X	Undertaking of Evgeny Ler (Chief Financial Officer)
Annex XI	Undertaking of Toleush Tomakov (Vice President of Production)